Exhibit 99.1

Press Release dated November 14, 2003, reporting the correction of an error in prior year financial statements

VantageMed Announces the Correction of an Error in Prior Year Financial Statements

RANCHO CORDOVA, Calif.—November 14, 2003—VantageMed Corporation (OTCBB: VMDC.OB) today announced the correction of an error in the Company’s 2002 financial statements.  The corrections made relate to a lease amendment and certain lease related items, including tax, insurance and common area maintenance expenses, that were not adequately reserved for in the original reserve recorded in the second quarter of 2002.  The restated financial results for the nine months ended September 30, 2002 reflect an additional $383,000 of expense related to these items.

The Form 10Q filed by the Company with the Securities and Exchange Commission today reflects these restated amounts as well as a net restructuring benefit of $111,000 to the Company’s operating results in the third quarter of 2003 that was not reflected in the Company’s November 6, 2003 earnings release and conference call.  This benefit was the result of these restatement adjustments and reflects the Company’s entering into a sublease arrangement with terms more favorable than those provided for through the restructuring reserve prior to the filing of the Company’s Form 10Q.

As a result of these adjustments, the Company’s previously reported net loss for the nine month period ended September 30, 2002 increased from $6.9 million to $7.3 million.  The Company’s previously announced third quarter 2003 results improved to net income of $298,000 from net income of $9,000 and the net loss for the nine months ended September 30, 2003 improved to $1.4 million from $1.7 million.  The Company’s Form 10Q can be found on the SEC’s website at www.sec.gov.

VantageMed is a provider of healthcare information systems and services distributed to over 12,000 customer sites through a national network of regional offices. Our suite of software products and services automates administrative, financial, clinical and management functions for physicians and other healthcare providers and provider organizations.

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “should”, “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Our assumptions underlying these statements are also “forward-looking” statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements. These risks and uncertainties include risks related to our failure to improve our operating cash flow, the inability of our restructuring efforts to improve profitability and our inability to increase our revenues or to grow the sales of our products.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
VantageMed Corporation	VantageMed Corporation
Liesel Loesch	Jennifer Morgano
(916) 638-4744, ext. 213	(510) 536-6012
investor@vantagemed.com	jmorgano@vantagemed.com